Exhibit 10.1

OPERATING AGREEMENT FOR

RESERVE APPAREL GROUP, LLC

OPERATING AGREEMENT FOR

RESERVE APPAREL GROUP, LLC

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OPERATING AGREEMENT FOR

RESERVE APPAREL GROUP, LLC

Recitals

                THIS OPERATING AGREEMENT is to be effective November 3, 2005 (the “Effective Date”) between and among Sport-Haley, Inc., a Colorado corporation (“Sport-Haley”) and Explorer Gear USA, Inc., a California corporation with a principal place of business of 19418 Donora Avenue, Torrance, CA 90503 (“Explorer Gear”), and those other persons who shall become Members in the future, in accordance with and in agreement with the terms below, any of whom may be referred to as “Member,” and all of whom collectively may be referred to as “Members.”

                The Members agree as follows:

ARTICLE 1

Introduction

                Section 1.1 Formation of Limited Liability Company. This Colorado limited liability company (the “Company”) is formed by the Members and any and all persons who become additional and/or substituted Members of the Company pursuant to Sections 2.8 and 6.4 hereof (hereinafter referred to collectively as the “Members”) in accordance with and pursuant to the Colorado Limited Liability Company Act (C.R.S. §§ 7-80-101 through 7-80-1101) (the “Act”), which in conjunction with Colorado case law relating thereto shall be the controlling law for purposes of this Agreement and shall be utilized in this or any other jurisdiction for purposes of construing the terms and conditions herein contained. Articles of Organization were filed with the Colorado Secretary of State on November 3, 2005. Upon execution of this Agreement, the Operating Manager shall execute such further documents and take such further action as shall be appropriate to comply with the requirements of law for the formation, continuation and operation of a limited liability company wherever the Company transacts business.

                In the event of a direct conflict between the provisions of this Operating Agreement and the mandatory provisions of the Act or the provisions of the Articles of Organization of the Company, the provisions of the Act or the Articles of Organization of the Company, as the case may be, will be controlling.

                Section 1.2 Defined Terms. The terms used in this Agreement with their initial letters capitalized, shall, unless the context otherwise requires or unless otherwise expressly provided herein, have the meanings specified in this Section 1.2. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires. When used in this Agreement, the following terms shall have the meanings set forth below:

a.     “Act” shall mean the Colorado Limited Liability Company Act, as the same may be amended from time to time.

b.     “Additional Member” shall mean any person or Entity admitted as a Member after the Effective Date of this Agreement pursuant to Section 2.8 hereof.

c.     “Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(1)   Credit to such Capital Account any amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(2)   Debit to such Capital Account the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

d.     “Adjusted Capital Contribution” means, as of any day, a Member’s Capital Contribution adjusted as follows:

(1)   Increased by the amount of any Company liabilities which, in connection with distributions pursuant to Section 7.2 hereof, are assumed by such Member or are secured by any Company property distributed to such Member; and,

(2)   Reduced by the amount of cash and the value of any Company property distributed to such Member pursuant to Sections 5.2 and 7.2 and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

In the event any Member transfers all or any portion of his interest in the Company in accordance with the terms of this Agreement, his transferee shall succeed to the Adjusted Capital Contribution of the transferor to the extent it relates to the transferred interest.

e.     “Affiliate” shall mean any individual, partnership, corporation, limited liability company, trust, or other Entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with a Member. The term “control,” as used in the immediately preceding sentence, means, with respect to a corporation the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the controlled corporation, and, with respect to any individual, partnership, trust, other Entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Entity.

f.      “Agreement” shall mean this Operating Agreement, as originally executed and as may be amended from time to time, and any exhibits thereto, and the terms “hereof,” “hereto,” “hereby” and “hereunder,” when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

g.     “Articles” shall mean the Articles of Organization filed with the Colorado Secretary of State to form the Company pursuant to the Act.

h.     “Available Cash” of the Company shall mean all cash funds of the Company on hand from time to time (other than cash funds obtained as contributions to the capital of the Company by the Members and cash funds obtained from Member Loans to the Company) after (i) payment of all operating expenses of the Company (including, without limitation, Member Expense Reimbursements pursuant to Section 2.12) as of such time, (ii) provision for payment of all outstanding and unpaid current obligations of the Company as of such time, and (iii) provision for a working capital reserve in accordance with Section 5.2, c. below.

i.      “Bankruptcy” shall mean, and a Member shall be deemed a “Bankrupt Member” upon (i) the entry of a decree or order for relief against the Member by a court of competent jurisdiction, whether in the United States, Canada or other country, in any involuntary case brought against the Member under any bankruptcy, insolvency, or other similar law (collectively, “Debtor Relief Laws”) generally affecting the rights of creditors and relief of debtors now or hereafter in effect, (ii) the appointment of a receiver, liquidator, assignee, custodian, trustee, or other similar agent under applicable Debtor Relief Laws for the Member or for any substantial part of its assets or property, (iii) the ordering of the winding up or liquidation of the Member’s affairs, (iv) the filing of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of 180 days, (v) the commencement by the Member of a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, (vi) the consent by the Member to the entry of an order for relief in an involuntary case under any such law or to the appointment of or the taking of possession by a receiver, liquidator, assignee, trustee, custodian or other similar agent under any applicable Debtor Relief Laws for the Member or for any substantial part of its assets or property, or (vii) the making by a Member of any general assignment for the benefit of its creditors.

j.      “Capital Account” shall generally refer to the individual accounts established and maintained pursuant to Section 2.6 hereof. “Capital Account” shall mean, with respect to any Member, the capital account maintained for such Member in accordance with the tax accounting principles of Regulation Section 1.704-1(b)(2)(iv), or any successor provisions thereto in amended or final Regulations. The foregoing definition and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with such Regulations and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Operating Manager shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any of the Members) are computed in order to comply with such Regulations, the Operating Manager may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Section 7.2 upon the dissolution of the Company. The Operating Manager also shall make any appropriate modifications in the event unanticipated events (for example, the acquisition by the Company of oil or gas property) might otherwise cause this Agreement not to comply with such Regulations.

k.     “Capital Contribution” shall mean the total value of cash and agreed fair market value of property contributed and agreed to be contributed to the Company by each Member, as shown in Exhibit A, as the same may be amended from time to time. Any reference in this Agreement to the Capital Contribution of a then Member shall include a Capital Contribution previously made by any prior Member for the Percentage Interest of such then Member, reduced by any distribution to such Member in return of “Capital Contribution” as contemplated herein. Additional Capital Contributions may only be made by a Member with the consent of all other Members.

Loans by any member to the Company shall not be considered contributions to the capital of the Company. To the extent that a Member contributes capital to the Company in the form of services rendered, or services to be performed, the Company shall enter into an agreement with such Member obligating the Member to contribute services to the Company having a value as agreed between such person and the Management Committee.

l.      “Change of Control” shall mean with respect to an Entity a (i) change in ownership in one or a series of transactions of 50% or more of the outstanding shares or ownership interests of the Entity, (ii) merger, consolidation, reorganization or liquidation, or (iii) a change in control of the type that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”) whether or not the Entity is then subject to such reporting requirement; provided that, without limitation, such a change of control shall be deemed to have occurred if (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or fiduciary holding securities under an employee benefit plan of the Entity and other than a person who is a director of the Entity on the date hereof, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities or ownership interests of the Entity representing 30% or more of its combined voting power of the Entity’s then outstanding securities, (B) at any time following the execution of this Agreement, a majority of the Entity’s Board of Directors (or equivalent governing body) is not comprised of (i) individuals who on the date of this Agreement were members of the Board plus (ii) any new directors whose nomination for election by the Board or the Entity’s Stockholders was approved by the vote of two-thirds of the directors then in office who either were directors or whose nomination was previously so approved. Notwithstanding any provisions to the contrary herein, a change of control shall not mean any transaction or series of transactions wherein the Entity repurchases its own securities or a “going private” transaction by the Entity or its affiliates, within the meaning of Rule 13e-3 promulgated under the Exchange Act.

m.    “Code” shall mean the Internal Revenue Code of 1986, as amended. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

n.     “Company” shall mean the limited liability company formed in accordance with the provisions of the Articles of Organization and this Agreement.

o.     “Company Minimum Gain” shall have the meaning set forth in Regulation Section 1.704-2(d).

p.     “Entity” shall mean any association, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, joint stock association, joint venture, firm, trust, business trust, cooperative, and foreign associations of like structure.

q.     “Initial Members” shall refer to Sport-Haley and Explorer Gear.

r.      “License Agreement” shall mean the License Agreement between Spalding Sports Worldwide, Inc. and Sport-Haley, Inc., dated May 3, 2001, as amended by letter dated June 6, 2002, and as amended by the Amendment No. 2 to License Agreement, dated June 6, 2003, the rights as licensor of which have been assigned to Callaway Golf Company (“Callaway”).

s.     “Liquidator” shall mean the Operating Manager or, if there is none, the Member or Members elected by the Members to carry out the dissolution and liquidation of the Company and the Member’s interest in the Company pursuant to Article 7.

t.      “Management Committee” shall mean a committee initially composed of four members, two members each to be appointed by Sport-Haley and Explorer Gear, to perform the management functions set forth herein and in Section 3.2, c., subject to the change of membership composition set forth in Section 3.2, a.

u.     “Manager” or “Operating Manager” shall mean a natural person over the age of eighteen who has been elected to the office of Operating Manager in the manner provided herein.

v.     “Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Regulation Section 1.704-2(b)(4).

w.    “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulation Section 1.704-2(i)(3).

x.     “Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Regulation Sections 1.704-2(i)(1) and 1.704-2(i)(2).

y.     The “Net Operating Cash Flow” for any calendar quarterly period shall mean all of the cash received by the Company from any source including, without limitation, distributions, rents, fees, reimbursements and charges, as well as proceeds from the sale, financing or refinancing of Company property, and decreased by all actual cash expenditures for operations including, but not limited to, expenditures for principal and interest on Company indebtedness, taxes, insurance, professional fees, reasonable reserves (as determined by the Management Committee), repairs, maintenance, landscaping, renovation and capital improvements, except to the extent such expenditures are paid from reasonable reserves as determined in good faith by the Management Committee.

z.     “Nonrecourse Deductions” shall have the meaning set forth in Regulation Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a Company fiscal year equals the net increase, if any, in the amount of Company Minimum Gain during that fiscal year, determined according to the provisions of Regulation Section 1.704-2(d).

aa.   “Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

ab.   “Operating Agreement” shall mean this Agreement.

ac.   “Other Branded Sales” shall mean sales by the Company of Top-Flite™ Apparel or Other Branded Apparel to customers other than Wal-Mart Stores, Inc. (“Wal-Mart”), as introduced by Explorer Gear, and subject to approval by the Management Committee, provided that if such sales are made without the prior approval of the Management Committee, they will nevertheless be deemed Other Branded Sales if subsequently approved by the Management Committee. All contracts, vendor applications, purchase orders and the like for Other Branded Sales shall be in the name of the Company or assigned to the Company.

ad.   “Other Branded Apparel” shall mean apparel manufactured, marketed and sold through licenses between Explorer Gear and parties other than Callaway and with respect to apparel other than the Top-Flite™ Apparel.

ae.   “Percentage Interest” of a Member shall mean the percentage set forth opposite the name of such Member under the column “Percentage Interest” in Exhibit A hereto, as such percentage may be adjusted from time to time pursuant to the terms hereof.

af.    “Principal Office” shall mean the office of the Company, 4600 E. 48th Avenue, Denver, Colorado 80216, or such other address as may be established pursuant to Section 2.1, b. hereof.

ag.   “Profits” and “Losses” shall mean, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the adjustments required in accordance with Regulation Section 1.704-1(b)(2)(iv). Any items which are specially allocated pursuant to Section 5.4 or Section 5.5 shall not be taken into account in computing Profits or Losses.

ah.   “Regulations” shall mean the Code of Federal Regulations, including temporary and proposed regulations, relating to the Code.

ai.    “Sport-Haley/Explorer Gear Acquisition” shall mean a transaction between Explorer Gear or its Affiliates and Sport-Haley, approved by Sport-Haley’s board of directors, involving either one of, or a combination of, the following: (i) the purchase of substantially all of Sport-Haley’s common stock and options; (ii) a merger transaction in which Sport-Haley’s common stock and options are exchanged for cash; or a (iii) sale of substantially all of Sport-Haley’s assets.

aj.    “Substitute Member” shall mean any person or Entity who or which is admitted into Membership upon the written consent of all Members pursuant to Section 6.4 hereof.

ak.   “Top-Flite Apparel” shall mean any apparel bearing the Top-Flite™ trademark, which is manufactured, marketed and sold pursuant to and subject to the terms of the License Agreement.

al.    “Wal-Mart” shall mean Wal-Mart Stores, Inc., a Delaware corporation, and its Affiliates.

am.  “Wal-Mart Sales” shall mean sales by the Company to Wal-Mart of Top-Flite™ Apparel or Other Branded Apparel, subject to approval by the Management Committee, provided that if such sales are made without the prior approval of the Management Committee they will nevertheless be deemed Wal-Mart Sales if subsequently approved by the Management Committee. All contracts, order commitments, vendor applications, Work Process Manifests, purchase orders and the like for Wal-Mart Sales made by the Company shall be in the name of the Company or assigned to the Company.

                Section 1.3 Company Purpose. The initial business purpose of the Company is to market and sell licensed Top-Flite™ and Other Branded Apparel in the United States to Wal-Mart and other large, discount store chains and any other mass market outlets, as determined by the Management Committee. In addition, the Company shall have unlimited power to engage in any business authorized by the Act. The Company’s business also may encompass activities incidental or related to the business set forth above, including investment of excess cash in short-term, highly liquid and safe instruments pending its expenditure.

                Section 1.4 Term. This Agreement shall be effective as of the date first above written and the Company shall continue until terminated or dissolved under this Agreement.

ARTICLE 2

Members and Percentage Interests

                Section 2.1 Name, Address and Capital Contribution of Members; Principal Office; Agent.

a.     Name, Address and Capital Contribution of Members. The Members, their respective addresses, their respective initial Capital Contribution to the Company, and their respective Percentage Interest in the Company are set forth on Exhibit A, attached hereto and made a part hereof. The Members’ respective Percentage Interests in the Company are subject to the conditions set forth in Section 12.4.

b.     Principal Office. The principal office of the Company, and the office required by law for the keeping of records shall be located at 4600 E. 48th Avenue, Denver, CO 80216, or such other place within the State of Colorado as the Management Committee shall determine. The Company shall at all times maintain a principal place of business located within the State of Colorado.

c.     Statutory Agent. The agent for service of process required by law shall be Steven W. McDonald, Berliner McDonald P.C., 5670 Greenwood Plaza Blvd., Suite 418, Greenwood Village, Colorado 80111-2408, or such other person as the Management Committee shall determine, subject to the agent’s consent.

                Section 2.2 Form of Capital Contributions. The Capital Contribution of the Initial Member was paid in cash in the amount set forth on Exhibit A hereto. Any future Capital Contribution shall be in such amounts and in such form as may be agreed upon in writing by all of the Members. No Member shall be required to make any Capital Contribution to the Company other than the Capital Contribution required to be made by such Member under Section 2.1, a. hereof.

                Section 2.3 Other Initial Contributions of Members. In addition to the Capital Contributions of the Members as set forth in Section 2.1, a., the Members shall contribute the following services and or property, and be responsible for performing the following tasks for the Company (“Other Initial Contributions”), which shall not increase or decrease each Member’s Capital Account or Percentage Interest. Other Contribution in addition to the Other Initial Contributions (“Additional Other Contributions”) shall be as determined by the Management Committee.

a.     Other Initial Contributions of Sport-Haley. Sport-Haley shall initially contribute the following services and or property to the Company:

(1)           licensed use of the Callaway-Top-Flite license for the United States pursuant to the License Agreement. Explorer Gear acknowledges and agrees that the Company’s use of Sport-Haley’s exclusive license to manufacture and sell Top-Flite™ Apparel in the United States and the Territory (as defined in the License Agreement) is subject to the approval of Callaway, as set forth in the attached Exhibit C, and such use does not in any way constitute an assignment or sublicense of Sport-Haley’s or Callaway’s rights under the License Agreement. Further, any Change of Control of Sport-Haley or assignment or transfer of Sport-Haley’s membership interest in the Company shall not constitute an assignment of the Top-Flite license to the Company, unless approved by Sport-Haley’s present management and Callaway;

(2)           with respect to the Wal-Mart Sales and Other Branded Sales, subject to Member expense reimbursement pursuant to Section 2.12:

(a)           use of Sport-Haley warehouse facilities and personnel (with such personnel serving as independent contractors of the Company);

(b)           repackaging and staging the apparel sold to Wal-Mart and other customers at Sport-Haley’s warehouse;

(c)           shipping and receiving of apparel to be sold to Wal-Mart and other customers;

(d)           administrative, accounting, invoicing, and collections services related to the Wal-Mart Sales and Other Branded Sales;

(e)           customer service; and

(f)            maintaining sufficient commercial general liability insurance related to the licensed sales of Top-Flite™ Apparel pursuant to and in accordance with the License Agreement.

b.     Other Initial Contributions of Explorer Gear. Explorer Gear shall initially contribute the following services and or property to the Company, subject to the Member expense reimbursement pursuant to Section 2.12:

(1)           procuring Wal-Mart Sales and Other Branded Sales for the Company through Explorer Gear’s contacts with Wal-Mart and other large, discount store chains and other mass market outlets;

(a)           all sales of Top-Flite™ Apparel shall be subject to paying the appropriate royalties and fees to Callaway pursuant to the License Agreement: 5% of net sales royalty, as defined in the License Agreement, which accrues when the apparel is shipped, distributed or billed, whichever occurs earliest; royalties are payable to Callaway by the Company 30 days after end of each fiscal quarter; in addition, a marketing fee equal to 1% of the net sales of Top-Flite™ Apparel is payable to Callaway by the Company 30 days after end of each fiscal quarter;

(2)           pricing of the Wal-Mart Sales and Other Branded Sales, subject to Sport-Haley approval of all items and Callaway’s approval with respect to pricing of Top-Flite™ Apparel;

(3)           design of the Top-Flite™ and Other Branded Apparel, subject to Sport-Haley’s approval of all items and Callaway’s approval of the design of the Top-Flite™ Apparel;

(4)           arranging and/or contracting for the sourcing and manufacturing of Top-Flite™ and Other Branded Apparel through existing or new sources, as approved by the Management Committee and subject to Sport-Haley’s approval of all manufacturers/suppliers and Callaway’s approval of the manufacturers and suppliers of the Top-Flite™ Apparel, and including quality control of apparel and relations and resolving issues related to such manufacturers and suppliers; and

(5)           advertising and marketing efforts related to the Company, subject to Sport-Haley’s approval of all advertising and Callaway’s approval related to the Top-Flite™ Apparel.

                Section 2.4 Member Loans or Services. A Member Loan may be requested at any time if the cash available to the Company is insufficient to (i) pay debt service on any loan owed by the Company, (ii) pay taxes and assessments owed by the Company, or (iii) pay other expenses which are not adequately funded by the cash flow of the Company. The Members shall be entitled to contribute their Percentage Interest of the Member Loan within ten (10) days of written request from the Operating Manager, as approved by the Management Committee, and if any Member fails or refuses to contribute its Percentage Interest of the Member Loan within that time, the other Members shall be entitled to contribute that portion of the Member Loan as well. Each Member Loan shall be due and payable twelve months from the date of funding and shall bear interest at the rate of two percent above the then current (as adjusted on a monthly basis) prime rate as published in the “Money Rates” The Wall Street Journal (the “Prime Rate”), commencing on the date the Company receives the Member Loan proceeds. Loans or services by any Member to the Company shall not be considered contributions to the capital of the Company.

                Section 2.5 Repayment of Member Loans. No Member shall be entitled to any distributions from the Company until all Member Loans are fully paid.

                Section 2.6 Capital and Capital Accounts.

a.     The initial Capital Contribution of each Member shall be as set forth on Exhibit A. No interest shall be paid on any Capital Contribution.

b.     An individual capital account (the “Capital Account”) shall be established and maintained on behalf of each Member, including any Additional or Substituted Member who shall hereafter receive a Percentage Interest in the Company. The Capital Account of each Member shall consist of (1) the amount of cash such Member has contributed to the Company, plus (2) the agreed fair market value of any property such Member has contributed to the Company, net of any liabilities assumed by the Company or to which such property is subject, plus (3) the amount of profits or income (including tax-exempt income) allocated to such Member, less (4) the amount of losses and deductions allocated to such Member, less (5) the amount of all cash distributed to such Member, less (6) the fair market value of any property distributed to such Member, net of any liability assumed by such Member or to which such property is subject, less (7) such Member’s share of any other expenditures which are not deductible by the Company for federal income tax purposes or which are not allowable as additions to the basis of Company property, and (8) subject to such other adjustments as may be required under the Code. The Capital Account of a Member shall not be affected by any adjustments to basis made pursuant to Section 741 of the Code but shall be adjusted with respect to adjustments to basis made pursuant to Section 734 of the Code.

c.     No Member shall have the right to withdraw its Capital Contribution or to demand and receive property of the Company or any distribution in return for its Capital Contribution, except (i) as may be specifically provided in this Agreement, or (ii) as may be required by law. No Member shall receive out of Company property any part of its Capital Contribution until (i) all liabilities of the Company have been paid or funds in an amount necessary to pay such liabilities have been reserved for such purpose, and (ii) the consent of all Members is obtained.

d.     Subject to the provisions of subsection c. of this section, a Member may rightfully demand the return of its or its Capital Contribution (i) on the dissolution of the Company, or (ii) as may otherwise be provided in the Act.

e.     Except as is specifically provided otherwise in this Agreement or in the Act, no Member shall have any liability or obligation to restore a negative or deficit balance in such Member’s Capital Account.

                Section 2.7 Contribution of Additional Capital. In order to obtain additional funds or for other business purposes, additional capital may be contributed to the Company, but only upon the written consent of all Members.

                Section 2.8 Admission of Additional Members. The Members may admit to the Company Additional Member(s) who will participate in the profits, losses, available cash flow, and ownership of the assets of the Company on such terms as are determined by all of the Members. The admission of any such Additional Member(s) shall require the written consent of all Members then having any Percentage Interest in the Company, and such Additional Members shall be allocated gain, loss, income or expense by such method as may be provided in this Agreement, and if no method is specified, then as may be permitted by Section 706(d) of the Code.

                Section 2.9 Limitation on Liability. No Member shall be liable under a judgment, decree, or order of the court, or in any other manner, for a debt, obligation or liability of the Company, except as provided by law. Except as set forth in Section 2.4, no Member shall be required to loan any funds to the Company. Except as may be otherwise expressly provided herein, no Member shall be required to make any contribution to the Company by reason of any negative balance in its capital account, nor shall any negative balance in a Member’s capital account create any liability on the part of the Member to any third party.

                Section 2.10 No Individual Authority. Except as may be expressly provided in Article 3 hereof, no Member, acting alone, shall have any authority to act for, or to undertake or assume, any obligation, debt, duty or responsibility on behalf of, any other Member or the Company.

                Section 2.11 No Member Responsible for Other Member’s Commitment. In the event that any Member (or any of such Member’s shareholders, partners, members, owners, or Affiliates) has incurred any indebtedness or obligation prior to the date hereof, neither the Company nor any other Member shall have any liability or responsibility for or with respect to such indebtedness or obligation unless such indebtedness or obligation is assumed by the Company pursuant to a written instrument signed by all Members. Furthermore, neither the Company nor any Member shall be responsible or liable for any indebtedness or obligation that is hereafter incurred by any other Member (or any of such Member’s shareholders, partners, members, owners, or Affiliates). In the event that a Member (or any of such Member’s shareholders, partners, members, owners, or Affiliates), whether prior to or after the date hereof, incurs (or has incurred) any debt or obligation that neither the Company nor any of the other Members is to have any responsibility or liability for, the Member who incurs or has incurred such obligation shall indemnify and hold harmless the Company and all other Members from any liability or obligation they may incur in respect thereof.

                Section 2.12 Member Expense Reimbursements. The Operating Manager shall, on a quarterly basis, reimburse the Members for their reasonable expenses incurred in performing their relative tasks and making their relative contributions specified above in Section 2.3. The expenses of each Member shall relate to providing services and incurring third-party expenses in connection with Company business only. Each Member shall provide to the Operating Manager, no later than 15 days after the end of a fiscal quarter, a detailed schedule of the expenses incurred by it in connection with its performance of duties in Section 2.3. If the Operating Manager disputes the amount or propriety of any tendered expenses, he shall submit the matter for consideration by the Management Committee. The Operating Manager, individually or as directed by the Management Committee, shall promptly reimburse the Members for their expenses.

ARTICLE 3

Management and Control of Business

                Section 3.1 Overall Management Vested in Members.

a.     Except as expressly provided otherwise herein, management of the Company shall be vested in the Members, who shall have the voting rights specified in paragraph d. of this Section 3.1. The Members or any of their Affiliates may engage in other business activities of any nature, except as prohibited by Article 10.

b.     Only the Operating Manager, acting alone, shall be authorized to engage in acts or omissions on behalf of the Company which are required for the Company to engage in its ordinary, day to day operations. However, any proposed action or omission which is not within the Company’s ordinary course of business and constitutes a “Major Decision” shall be taken only upon being authorized by the Management Committee, except for those matters, as defined in Section 3.2, c., (2) below, which require the unanimous vote of all Members. The Members may from time to time adopt resolutions which distinguish acts taken in, or outside of, the ordinary course of business.

c.     If required by law, a Member shall be qualified to do business in Colorado by obtaining a certificate of authority to do so from the Secretary of State of the State of Colorado.

d.     Meetings of the Members.

(1)           Meetings of Members may be called by any Member, upon reasonable notice to the other Member. A Member may waive notice of any meeting, before or after the date of the meeting, by delivering a signed waiver to the Company. A Member’s attendance at any meeting, in person or by proxy waives objection to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting. Members may participate in person or by telephone.

(2)           At any meeting of Members, each Member entitled to vote shall have a number of votes equal to the Percentage Interest owned by such Member. At any meeting of Members, presence of Members entitled to cast at least a majority of the total votes of all Members entitled to vote at such meeting constitutes a quorum. Action on a matter is approved if it receives approval by at least a majority of the total number of votes entitled to be cast by all Members in the Company entitled to vote at such meeting or such greater number as may be required by law, by the Articles or by this Agreement for the particular matter under consideration.

(3)           Upon the occurrence of a Dissolution Event (as defined herein), a former Member shall not be entitled to any vote in determining whether the Company shall purchase the Percentage Interest of such former Member. Also, any assignee of a Member’s Percentage Interest in the Company shall not be entitled to vote or participate on any matters at any meeting unless such assignee become a Substitute Member as contemplated in Section 6.4 hereof.

(4)           To the maximum extent permitted by the Act, any action required or permitted to be taken at a Members’ meeting may be taken without a meeting if the action is taken by all of the Members entitled to vote on the action. The action must be evidenced by one or more written consents describing the action to be taken, signed by all the Members entitled to vote on the action.

                Section 3.2 Management Committee and Operating Manager. Notwithstanding the provisions of Section 3.1 above, management of the business and property of the Company shall be delegated by the Members to an Operating Manager or to the Management Committee, as the case may be, as provided in this Section 3.2.

a.     Appointment of Management Committee. The Members hereby delegate management of the business and operations of the Company, as to matters set forth herein and in Section 3.2, c., (1), to a Management Committee. The Management Committee shall be initially composed of four members, two members each to be appointed by Sport-Haley and Explorer Gear. In the event that Explorer Gear does not close on a Sport-Haley/Explorer Gear Acquisition within 120 days from the Effective Date, the Members agree that the Management Committee shall be composed of five members, three to be appointed by Sport-Haley and two by Explorer Gear. The members of the Management Committee shall serve until replaced by the Member which appointed them. Management Committee members may be removed by the affirmative vote of the Management Committee. Matters to be decided by the Management Committee shall be approved by an affirmative vote of a majority of the members of the Committee. The initial members of the Management Committee shall be Ronald J. Norick, Donald W. Jewell, Benji Falkenstein and Gerard Lee. The Management Committee shall meet no less than on a quarterly basis, pursuant to reasonable notice to all members. Members of the Management Committee may participate in such meetings by telephone. A majority of members (i.e., 3 members) of the Committee present shall constitute a quorum. Unless otherwise provided by law, any action required to be taken or which may be taken at a meeting of the Management Committee may be taken without a meeting if one or more written consents, setting forth the action authorized, shall be signed by each of the members of the Management Committee entitled to vote with respect to the subject matter of thereof and delivered to the Company. Such written consents shall have the same effect as a meeting vote and may be described as such in any document.

b.     Management Committee Standard of Care. A Management Committee member’s duty of care in the discharge of his or her duties to the Company and the Members shall be consistent with the obligation of good faith and fair dealing. In discharging his or her duties, a member of the Management Committee shall be fully protected in relying in good faith upon the records required to be maintained under Article 4 and upon such information, opinions, reports or statements by any of the Company’s Members, Operating Manager or agents thereof.

c.     Duties of the Management Committee. Except for day to day operations delegated to the Operating Manager as set forth in Section 3.2, e., and matters set forth in Section 3.2, c., (2) which require unanimous consent of the Members, the Management Committee shall be delegated by the Members the authority to make all “Major Decisions,” as defined herein.

(1)           Major Decisions. Major Decisions shall include all matters not in the ordinary course of the Company’s business, and those matters not specifically reserved for the Members’ unanimous consent and day to day, ordinary course matters reserved to the Operating Manager, including:

(a)           all matters specified in this Agreement that require affirmative vote of the Management Committee;

(b)           entering into any commitment or agreement by which the Company shall be obligated to produce, pay, provide services or other value in excess of $25,000;

(c)           paying or committing the Company to pay any compensation or expense reimbursement to a Member;

(d)           entering into any loan, debt instrument or credit facility, obligating the Company or its Members in an amount exceeding $25,000;

(e)           determining the value of a Member’s contribution of services or property;

(f)            establishing reasonable reserves with respect to the Net Operating Cash Flow;

(g)           determining the Tax Distributions in accordance with Section 5.2;

(h)           approving operating budgets for the Company;

(i)            determining the scope or amount of any Additional Other Contributions of the Members;

(j)            approving or requesting Member Loans;

(k)           determining disputes regarding Member Expense Reimbursements;

(l)            approving all contracts, commitments, purchase orders and the like for the sale of Top-Flite™ Apparel and Other Branded Apparel;

(m)          approving the marketing and distribution of all apparel sold by the Company (subject also to Callaway’s approval related to the licensed Top-Flite™ Apparel);

(n)           approving competing business or products of the Members pursuant to Section 10.1;

(o)           approving suppliers and manufacturing sources for the manufacture of the Top-Flite™ and Other Branded Apparel sold by the Company;

(p)           authorizing the bringing and defending of actions in law or at equity,

(q)           determining whether indemnification or advancement of expenses is permissible pursuant to Section 8.1, d.,

(r)            determining suitable performance security instruments and amounts, pursuant to Section 12.5, and

(s)           approving any delegations of authority by the Operating Manager.

(2)           Decisions Reserved for Unanimous Consent of Members. Notwithstanding the Member’s delegation of authority to the Operating Manager and Management Committee, as set forth herein, the following matters shall require the unanimous consent of all Members:

(a)           selection/removal of Operating Manager or initial members of the Management Committee;

(b)           admitting new Members;

(c)           amending the Articles of Organization;

(d)           amending the Operating Agreement;

(e)           approving compensation, if any, to the members of the Management Committee and the Operating Manager;

(f)            conversion into another form of entity; and,

(g)           dissolution

d.     Election of Operating Manager. The Operating Manager shall serve until removed or replaced by the Members. The removal of the Operating Manager shall require the approval of Members holding at least a majority of the Percentage Interests outstanding as of the time of such removal. The Members shall appoint the initial Operating Manager within 30 days of the Effective Date. If the Members do not appoint an Operating Manager by that time, or are unable to agree by that time, Tom Tomlinson shall serve as the initial Operating Manager.

e.     Duties of Operating Manager. Except to the extent certain powers and authorities are reserved by the Members, or to the Management Committee, as set forth herein, the Operating Manager shall perform the following duties and those matters as set forth herein:

(1)           The Operating Manager shall perform all ministerial duties associated with day to day operation and performance of the business of the Company and transactions and dealings in the ordinary course of the Company’s business. The Operating Manager shall be responsible for the day to day management and performance of its contracts with Wal-Mart and other customers. The Operating Manager, or his or her designee (as approved by the Management Committee), shall act as the central point of contact with the customers. The Operating Manager shall implement the policies of the Management Committee and shall have full authority to act on behalf of the Company in connection with all contract matters relating to the daily operation of the Company and performance of the contracts entered into with customers, except as delegated to the Management Committee or the Members. The Operating Manager shall have the power to expend Company funds in such amounts and for such purposes as contemplated under the then-current budget approved by the Management Committee.

(2)           The Operating Manager shall represent the Company in all transactions with third parties, unless they shall have designated in writing another person as representative of the Company. The Operating Manager shall establish and maintain such checking, savings, and other accounts as it may from time to time deem appropriate. The Operating Manager shall act as the signatory on such bank and other accounts. In addition to other duties which may be set out herein, the Operating Manager shall diligently and faithfully devote such time to the Company business as may be necessary to carry on and conduct said business for the greatest advantage of the Company; shall render to the Members whenever reasonably requested by them, a true and faithful account of all dealings and transactions relating to the business of the Company; shall be required to make all payments of taxes, insurance premiums and payments of principal and interest on any indebtedness of the Company as may be necessary from time to time in order to protect and preserve the interest of the Company in its assets to the extent that the funds of the Company are sufficient therefor; shall prepare and file or cause to be prepared and filed all tax returns and other returns and reports to any governmental authority reasonably required for the carrying on of the business of the Company; and shall do all other things and perform such other duties as may be reasonably necessary to the successful day to day operation of the Company.

(3)           Except for those matters reserved to the Management Committee or which require the unanimous consent of the Members, the Operating Manager shall have all necessary powers to carry out the purposes, business, and objectives of the Company, including, but not limited to, the right to enter into and carry out contracts of all kinds; to employ employees, agents, consultants and advisors on behalf of the Company; to delegate portions of his responsibilities and authority to employees of the Company, or of Sport-Haley, as expressly approved by the Management Committee. The Operating Manager may deal with any related Affiliate or other related person, firm or Entity on terms and conditions that would be available from an independent responsible third party that is willing to perform. The Operating Manager shall not have the authority to make any Major Decision, it being the Members’ intention that all Major Decisions shall be approved in accordance with Section 3.2, c., (1) by the Management Committee.

f.      Operating Manager’s Standard of Care. The Operating Manager’s duty of care in the discharge of his or her duties to the Company and the Members shall be consistent with the obligations of good faith and fair dealing. In discharging his or her duties, a member of the Management Committee shall be fully protected in relying in good faith upon the records required to be maintained under Article 4 and upon such information, opinions, reports or statements by any of the Company’s Members, Operating Manager or agents thereof.

                Section 3.3 Compensation of Members. The Members shall not be entitled to receive any compensation for performing services for the benefit of the Company. The members of the Management Committee and the Operating Manager shall be entitled to receive such compensation as may be approved by all Members.

                Section 3.4 Organization Expenses. The Company shall pay all expenses incurred in the organization of the Company.

ARTICLE 4

Accounting and Records

                Section 4.1 Records and Accounting; Fiscal Year. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with generally accepted accounting principles in the United States. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business. The fiscal year of the Company for financial reporting and for federal income tax purposes shall be the calendar year.

                Section 4.2 Access to Accounting Records. All books and records of the Company shall be maintained at the Company’s principal place of business, and each Member, and its duly authorized representative, shall have access to them at such office of the Company and the right to inspect and copy them at reasonable times.

                Section 4.3 Annual and Tax Information. The Operating Manager shall use its best efforts to cause the Company to deliver to each Member within 60 days after the end of each fiscal year all information necessary for the preparation of such Member’s federal income tax return. The Operating Manager shall also use its best efforts to cause the Company to prepare, within 90 days after the end of each fiscal year, a financial report of the Company for such fiscal year, containing a balance sheet as of the last day of the year then ended, an income statement for the year then ended, a statement of sources and applications of funds, and a statement of reconciliation of the Capital Accounts of the Members.

                Section 4.4 Accounting Decisions. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Operating Manager. The Operating Manager may rely upon the advice of its accountants as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes.

                Section 4.5 Federal Income Tax Elections; Tax Matters Partner. The Company may make all such elections for federal income tax purposes which are approved by the Members. The Members appoint and delegate to Sport-Haley the authority to act as the tax matters partner pursuant to Section 6231(a)(7) of the Code. Sport-Haley shall inform the Members of all significant matters concerning tax matters that come to its attention in its capacity as tax matters partner. Sport-Haley shall not take any action contemplated by Sections 6222 through 6232 of the Code without the consent of the Members. This provision is not intended to authorize Sport-Haley, in its capacity as tax partner, to take any action left to the determination of the individual Members under Sections 6222 through 6232 of the Code.

ARTICLE 5

Allocations; Distributions; And Percentage Interests

                Section 5.1 Allocation of Net Income, Net Loss or Capital Gains. Except as may be expressly provided otherwise in this Agreement, and subject to the provisions of §704(c) of the Code, the net income, net loss or capital gains of the Company for each fiscal year of the Company shall be allocated to the Members, pro rata in accordance with their Percentage Interest.

                Section 5.2 Distribution of Available Cash. Periodically, but not less frequently than at the end of each calendar year, and subject to the provisions of Section 2.6, above, the Available Cash of the Company, if any, shall be distributed to the Members in accordance with this Article 5. Distributions of Available Cash shall be made in the following order and priority:

a.     First, to the repayment of Member Loans, if any, which payments shall be made pro rata in proportion to the principal amount of the Member Loan outstanding to each Member. Each payment made on a Member Loan shall be applied first to interest and then to principal.

b.     Second, the Company shall make distributions of Available Cash, in an amount to be determined by the Management Committee, to take into account the tax effect upon the Members of the allocation of federal and state taxable income of the Company (“Tax Distributions”). Specifically, for each taxable year of the Company, the Company shall distribute by March 31st of the following year (which may include distributions previously made during such calendar year), an amount (at the sole discretion of the Management Committee) of at least equal to forty percent (40%) of the Net Operating Cash Flow of the Company for such calendar year allocated to each Member during such calendar year. If the Company reports Losses for one or more years, the Tax Distributions shall not be payable until such time as the Company has accumulated federal taxable income reportable by the Members in subsequent years in amounts equal to the total of such Losses.

c.     Third, Available Cash shall be distributed to the Members pro rata in accordance with their Percentage Interests. Available Cash of the Company need not be distributed to the extent that such cash is required for a reasonable working capital reserve for the Company, the amount of such reasonable working capital reserve to be determined by the Management Committee.

                Section 5.3 Allocation of Income and Loss and Distributions in Respect of Percentage Interests Transferred.

a.     If any Percentage Interest in the Company is transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any fiscal year of the Company, each item of income, gain, loss, deduction, or credit of the Company for such fiscal year shall be assigned pro rata to each day in the particular period of such fiscal year to which such item is attributable (i.e., the day on or during which it is accrued or otherwise incurred) and the amount of each such item so assigned to any such day shall be allocated to the Member based upon its respective Percentage Interest in the Company at the close of such day. For the purpose of accounting convenience and simplicity, the Company may treat a transfer of, or an increase or decrease in, a Percentage Interest in the Company which occurs at any time during a calendar month as having been consummated on the first day of month, regardless of when during such month such transfer, increase, or decrease actually occurs.

b.     Distributions in respect of a Percentage Interest in the Company shall be made only to the Members who, according to the books and records of the Company, are the holders of record of the Percentage Interests in respect of which such distributions are made on the actual date of distribution. Neither the Company nor any Member shall incur any liability for making distributions in accordance with the provisions of the preceding sentence, whether or not the Company or the Member has knowledge or notice of any transfer or purported transfer of ownership of a Percentage Interest in the Company which has not been approved by unanimous consent of the Members. Notwithstanding any provision above to the contrary, gain or loss of the Company realized in connection with a sale or other disposition of any of the assets of the Company shall be allocated solely to the parties owning Percentage Interests in the Company as of the date such sale or other disposition occurs.

                Section 5.4 Special Allocations. The following special allocations shall be made in the following order:

a.     Minimum Gain Chargeback. Except as otherwise provided in Regulation Section 1.704-2(f) and notwithstanding any other provision of this Section 5.4, if there is a net decrease in Company Minimum Gain during any Company fiscal year, each Member shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.4, a. is intended to comply with the minimum gain chargeback requirement in such Regulations and shall be interpreted consistently therewith.

b.     Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Section 5.4, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any fiscal year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Paragraph is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

c.     Qualified Income Offset. Except as provided in this paragraph, in the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Paragraph shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 5.4 have been tentatively made as if this paragraph were not in the Agreement.

d.     Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Company fiscal year that is in excess of the sum of (i) the amount such Member is obligated to restore and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentence of Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this paragraph shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 5.4 have been made as if Section 5.4, c. and this Section 5.4, d. were not in the Agreement.

e.     Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other periods shall be allocated in accordance with the Member’s Percentage Interests.

f.      Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any fiscal year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

g.     Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

                Section 5.5 Curative Allocations. The special allocations set forth in Section 5.4 hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulation Section 1.704-1(b). It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.5. Therefore, notwithstanding any other provision of this Section 5.5 (other than the Regulatory Allocations), the Operating Manager shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner he or she determines appropriate so that, after such offsetting allocations are made, each Members Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 5.1.

                Section 5.6 Tax Allocations, Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of the property for federal income tax purposes and its fair market value determined in accordance with Regulations Section 1.704-1(b)(2)(iv). In the event the value of any Company asset is adjusted pursuant to a revaluation permitted in Regulations Section 1.704-1(b)(2)(iv)(f), subsequent allocations of income, gain, loss and deduction with respect to such assets shall take account of any variation between the adjusted basis of such assets for federal income tax purposes and its value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Operating Manager in any manner that reasonably reflects the purpose and intention of this Agreement. Any elections or other decisions relating to such allocations shall be made by the Operating Manager in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.6 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, or other items or distributions pursuant to any provision of this Agreement.

                Section 5.7 Loss Limitation. Losses allocated pursuant to Section 5.1 hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any fiscal year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 5.1 hereof, the limitation set forth in this Section 5.7 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations.

ARTICLE 6

Changes In Members

                Section 6.1 Dissolution Events. The Bankruptcy or dissolution of a Member which is an Entity, or the death or Bankruptcy of a Member which is an individual, or the occurrence of any other event which terminates the continued membership of a Member in the Company (a “Dissolution Event”), shall dissolve the Company unless there are at least two remaining Members and the remaining Members unanimously consent to the continuation of the business of the Company within ninety (90) days of the Dissolution Event.

a.     Change of Control of Sport-Haley. A Change of Control of Sport-Haley shall not, by itself, constitute a Dissolution Event. However, in the event of such a Change of Control, if the new management of Sport-Haley, or if Sport-Haley, as then constituted, is unable or unwilling to proceed with the business of the Company, Explorer Gear shall be entitled to purchase Sport-Haley’s membership and Percentage Interest in the Company at a value to be negotiated at that time, subject to Callaway’s approval. This provision is not intended to cause or permit an assignment or transfer of Sport-Haley’s Top-Flite™ license. In the event of such a Change of Control of Sport-Haley and Explorer Gear purchases Sport-Haley’s membership and Percentage Interest in the Company, Explorer Gear acknowledges that the Company will not be permitted to continue the sale of Top-Flite™ Apparel without Sport-Haley’s written consent and continued consent by Callaway.

b.     Change of Control of Explorer Gear. A Change of Control of Explorer Gear shall not, by itself, constitute a Dissolution Event. However, in the event of such a Change of Control,

if the new management of Explorer Gear, or if Explorer Gear as then constituted, is unable or unwilling to proceed with the business of the Company, Sport-Haley shall be entitled to purchase Explorer Gear’s membership and Percentage Interest in the Company at a value to be negotiated at that time.

                Section 6.2 Transfer and Assignment of Members’ Percentage Interest. No Member shall be entitled to assign, convey, sell, encumber or in any way alienate all or any part of its Percentage Interest in the Company or his membership in the Company except with the prior written consent of all other Members, which consent may be given or withheld, conditioned or delayed, as the remaining Members may determine in their sole discretion. Transfers in violation of this Section 6.2 shall only be effective to the extent set forth in Section 6.5, b. hereof.

                Section 6.3 Further Restrictions on Transfer. No Member shall assign, convey, sell, encumber or in any way alienate all or any part of its Percentage Interest in the Company unless (1) such Interest is registered under applicable federal and state securities laws, or the Member delivers an opinion of counsel satisfactory to the Company that registration under such laws is not required, and (2) the Percentage Interest to be sold or exchanged, when added to the total of all other Percentage Interests sold or exchanged in the preceding twelve (12) consecutive months prior thereto, would not result in the termination of the Company under §708 of the Code.

                Section 6.4 Substitute Members. A transferee of a Member’s Percentage Interest in the Company shall have the right to become a Substitute Member if (1) the requirements of Sections 6.2 and 6.3 hereof are met, (2) such person executes an instrument satisfactory to the remaining Members accepting and adopting the terms and provisions of this Agreement, and (3) such person pays any reasonable expenses in connection with his or her admission as a Member.

                Section 6.5 Effect of Transfer.

a.     Any permitted transfer of all or any portion of a Member’s Percentage Interest in the Company will take effect on the first day of the month following receipt by the Members of written notice of transfer. Any transferee of a Percentage Interest in the Company shall take subject to the restrictions on transfer imposed by this Agreement.

b.     Upon any transfer of a Member’s Percentage Interest in the Company in violation of this Agreement, the transferee shall have no right to participate in the management of the business and affairs of the Company or to become a Member, but such transferee shall only be entitled to receive the share of profits by way of income and the return of contributions to which the transferor of such Percentage Interest in the Company would otherwise be entitled.

ARTICLE 7

Dissolution

                Section 7.1 Dissolution of the Company. The Company shall be dissolved, its assets liquidated, and its affairs wound up on the occurrence of any of the following events:

(i)    By the unanimous written agreement of all Members; or

(ii)   The entry of a decree of judicial dissolution under Section 813 of the Act; or

(iii)  The occurrence of a Dissolution Event followed by the remaining Members’ failure to unanimously consent to the continuation of the Company as provided herein; or

(iv)  At such earlier time as may be required by applicable law.

                Section 7.2 Winding Up and Order of Distribution. Upon the occurrence of any Dissolution Event, and if the remaining Members do not elect carry on the business of the Company, the Operating Manager (or if there is no Operating Manager, the Member elected by holders of a majority of the remaining Percentage Interests) (the “Liquidator”), shall use his best efforts to wind up ongoing business, dissolve the Company in accordance with the Act, and shall apply and distribute the proceeds therefrom in the following order:

a.     First, to the claims of creditors other than the Members;

b.     Second, to the claims of the Members as creditors; and

c.     The balance to the Members in accordance with the positive balances in their Capital Accounts after all adjustments for allocations and distributions for the taxable year of liquidation.

                Similarly, upon the liquidation of any Member’s interest in the Company, liquidating distributions shall be made in accordance with the positive Capital Account balance of such Member as determined after taking into account all Capital Account adjustments for the Company taxable year during which such liquidation occurs by the end of such taxable year (or, if later, within ninety (90) days after the date of such liquidation). For purposes of making distributions hereunder, the Company taxable year shall be determined without regard to Code Section 706(c)(2)(A).

                Section 7.3 Liquidator’s Standard of Care. The Liquidator’s standard of care in the performance of his or her duties shall be limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of the law.

                Section 7.4 Distribution in Kind. If the Liquidator shall determine that all or a portion of the Company’s assets should be distributed in kind to the Members, he shall obtain an independent appraisal of the fair market value of each such asset as of a date reasonably close to the date of liquidation. Any unrealized appreciation or depreciation with respect to such assets shall be allocated among the Members (in accordance with the appropriate provisions of Article 5 hereof regarding the allocation of income and losses as if such assets had been sold at such fair market value) and shall be taken into consideration in determining the balance in the Members’ Capital Accounts as of the date of liquidation. Distribution of any such assets in kind to a Member shall be considered a distribution of an amount equal to the asset’s fair market value for purposes of distribution under Section 7.2 hereof. The Liquidator, in his sole discretion, may distribute any percentage of any asset in kind to any Member even if such percentage exceeds the percentage in which such Member shares in Net Operating Cash Flow so long as the sum of the cash and fair market value of all the assets distributed to each Member equals the amount of distribution to which each Member is entitled. No Member shall receive a distribution in kind as otherwise permitted hereunder unless such Member consents to such distribution.

                Section 7.5 Resignation. Except as otherwise expressly provided herein, a Member may not resign from the Company without violating this Agreement and any Member who resigns in violation of this Agreement shall be liable to the Company for damages as provided in the Act.

ARTICLE 8

Indemnification

                Section 8.1 Indemnification of Organizers or Members.

a.     To the greatest extent not inconsistent with the laws and public policies of Colorado, the Company shall be required to indemnify any Organizer, Member, Operating Manager or member of the Management Committee (any such Organizer, Member, Manager or Management Committee member who is a person, and any responsible officers, partners, shareholders, directors, or managers of such Organizer or Member which is an Entity, hereinafter being referred to as the “Individual”) made a party to any proceeding because such Individual is or was a Member, Organizer, Operating Manager or Management Committee member against all liability incurred by such Individual in connection with any proceeding; provided that it shall be determined in the specific case in accordance with subsection d. of this Section that indemnification of such Individual is permissible in the circumstances because the Individual has met the standard of conduct for indemnification set forth in subsection c. of this Section. The Company shall pay for or reimburse the reasonable expenses incurred by the Individual in connection with any such proceeding in advance of final disposition thereof if (1) the Individual furnishes the Company a written affirmation of the Individual’s good faith belief that he or she has met the standard of conduct for indemnification described in subsection c. of this Section, (2) the Individual furnishes the Company a written undertaking, executed personally or on such Individual’s behalf, to repay the advance if it is ultimately determined that such Individual did not meet such standard of conduct, and (3) a determination is made in accordance with subsection d. that based upon facts then known to those making the determination, indemnification would not be precluded under this Section. The undertaking described in subsection (ii) above must be a general obligation of the Individual, subject to such reasonable limitations as the Company may permit, but need not be secured and may be accepted without reference to financial ability to make repayment. The Company shall indemnify a Member, Manager, Organizer or Management Committee member who is wholly successful, on the merits or otherwise, in the defense of any such proceeding, as a matter of right, against reasonable expenses incurred by the Individual in connection with the proceeding without the requirement of a determination as set forth in subsection c. of this Section. Upon demand by a Member, Manager, Organizer or Management Committee member for indemnification or advancement of expenses, as the case may be, the Company shall expeditiously determine whether the Member, Manager, Organizer or Management Committee member is entitled thereto in accordance with this Section. The indemnification and advancement of expenses provided for under this Section shall be applicable to any proceeding arising from acts or omissions occurring before or after the adoption of this Section.

b.     The Company shall have the power, but not the obligation, to indemnify any Individual who is or was an employee or agent of the Company to the same extent as if such Individual was a Member, Manager, Organizer or Management Committee member.

c.     Indemnification of an Individual is permissible under this Section only if (1) he conducted himself in good faith; (2) he reasonably believed that his conduct was in or at least not opposed to the Company’s best interest; (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; and (4) he is not adjudged in any such proceeding to be liable for negligence or misconduct in the performance of duty. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the Individual did not meet the standard of conduct described in this subsection c.

d.     A determination as to whether indemnification or advancement of expenses is permissible shall be made by any one of the following procedures:

(1)           By a majority vote of the Management Committee members who at the time of such vote are not parties to the proceeding; or

(2)           By special legal counsel selected by the Management Committee pursuant to a vote consistent with subsection d., (1) above.

e.     Nothing contained in this Section shall limit, preclude or be deemed exclusive of any other legal or contractual right relating to indemnification of or advancement of expenses to any person who is or was a Member, Manager, Organizer or Management Committee member of the Company or is or was serving at the Company’s request as a director, officer, partner, manager, trustee, employee, or agent of another foreign or domestic company, partnership, association, limited liability company, corporation, joint venture, trust, employee benefit plan, or other enterprise, whether for-profit or not. Nothing contained in this Section shall limit the ability of the Company to otherwise indemnify or advance expenses to any Individual. It is the intent of this Section to provide indemnification to Members, Managers, Organizers or Management Committee member to the fullest extent now or hereafter permitted by the law consistent with the terms and conditions of this Section. Indemnification shall be provided in accordance with this Section irrespective of the nature of the legal or equitable theory upon which a claim is made.

f.      For purposes of this Section:

(1)           The term “expenses” includes all direct and indirect costs (including without limitation counsel fees, retainers, court costs, transcripts, fees of, experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or out-of-pocket expenses) reasonably incurred in connection with the investigation, defense, settlement or appeal of a proceeding or establishing or enforcing a right to indemnification under this Section, applicable law or otherwise.

(2)           The term “liability” means the obligation to pay a judgment, settlement, penalty, fine, excise tax, or reasonable expenses incurred with respect to a proceeding.

(3)           The term “party” includes an Individual who was, is or is threatened to be made a named defendant or respondent in a proceeding.

(4)           The term “proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

(5)           The Company may purchase and maintain insurance for its benefit, the benefit of any Individual who is entitled to indemnification under this section, or both, against any liability asserted against or incurred by such Individual in any capacity or arising out of such Individual’s service with the Company, whether or not the Company would have the power to indemnify such Individual against such liability.

                8.2           Indemnification by Explorer Gear to Sport-Haley. Explorer Gear and its Affiliates agree to indemnify and hold Sport-Haley and the officers, directors and Affiliates thereof (the “Sport-Haley Indemnitees”) harmless from and against any and all claims, judgments, causes of action, liabilities, obligations, amounts paid in settlement, damages, losses, deficiencies, costs, penalties, interest and expenses, including, without limitation, costs of investigation, preparation and defense, and attorneys’ fees and expenses, and, in cases of claims by more than one Sport-Haley Indemnitee, without duplication of damages payable by Explorer Gear and its Affiliates with respect to any indemnifiable event, and net of any tax benefits or insurance proceeds received on account of such event (collectively, “Losses”), arising out of, based upon, attributable to or resulting from, directly or indirectly:

a.     any breach of a representation or warranty on the part of Explorer Gear or its Affiliates contained in Article 11 of this Agreement;

b.     any breach of any covenant or agreement to be performed by Explorer Gear or its Affiliates pursuant to this Agreement; and

c.     to the extent caused by Explorer Gear or its Affiliates, any third party claims relating to the design, manufacture, shipment, importation, sale or use of the Top-Flite™ Apparel made and/or sold by the Company, or third party claims relating to the negligence, product liability, breach of warranty or willful misconduct by the Company or its employees, suppliers, subcontractors, independent contractors or agents, including but not limited to Losses arising out of third party claims relating to the development, manufacture, advertising, marketing, distribution, sale or handling of the Top-Flite™ Apparel made and/or sold by the Company or any improper or unauthorized use of the Top-Flite™ trademarks or any breach or violation of any warranty, representation, term or condition of the License Agreement by the Company.

                8.3           Indemnification by Sport-Haley to Explorer Gear. Sport-Haley and its Affiliates agree to indemnify and hold Explorer Gear and the officers, directors and Affiliates thereof (the “Explorer Gear Indemnitees”) harmless from and against any and all claims, judgments, causes of action, liabilities, obligations, amounts paid in settlement, damages, losses, deficiencies, costs, penalties, interest and expenses, including, without limitation, costs of investigation, preparation and defense, and attorneys’ fees and expenses, and, in cases of claims by more than one Explorer Gear Indemnitee, without duplication of damages payable by Sport-Haley and its Affiliates with respect to any indemnifiable event, and net of any tax benefits or insurance proceeds received on account of such event (collectively, “Losses”), arising out of, based upon, attributable to or resulting from, directly or indirectly:

a.     any breach of a representation or warranty on the part of Sport-Haley or its Affiliates contained in Article 11 of this Agreement; and

b.     any breach of any covenant or agreement to be performed by Sport-Haley or its Affiliates pursuant to this Agreement.

ARTICLE 9

Confidentiality

                Section 9.1 Confidentiality Of Member and Company Proprietary Information. Each Member agrees that, during the term of this Agreement and thereafter, it, and its Affiliates, will maintain, and cause its officers, directors, employees, general contractors and agents to maintain, the confidentiality of all patents, licenses, license agreements, trade secrets, technology, know-how, customer lists, customer contacts, manufacturing sources, financial projections, business plans, designs, processes or materials with respect to any past, present or future efforts, operations, research relating to either Member’s or the Company’s business, products or activities (the “Proprietary Information”) that has or becomes known to any Member, except for such information which (a) such Member may be required to disclose (i) at the express direction of any authorized governmental agency, (ii) pursuant to a subpoena or other court process, or (iii) as otherwise required by law or regulation, or order of any regulatory body; (b) prior to the date of this Agreement, has become generally available to the public or was within the public domain at the time it was disclosed; (c) was generally available or known to such other Member on a non-confidential basis prior to its disclosure by the other Member hereunder; or (d) prior to the date of this Agreement was lawfully received by such other Member from a source other than the other Member or the Company.

                Section 9.2 Confidentiality of Callaway Information. Explorer Gear acknowledges and agrees that it will maintain confidential all information made known to it in connection with Sport-Haley’s License Agreement with Callaway, as amended, and with respect to the Top-Flite™ Apparel, other than any information in the public domain or information known to Explorer Gear prior to its disclosure by Sport-Haley.

                Section 9.3 Confidentiality of Wal-Mart and Other Customers’ Information. Sport-Haley and Explorer Gear acknowledge and agree that they will maintain confidential all information made known to them by Wal-Mart or other customers, other than any information in the public domain or information known to them prior to its disclosure.

                Section 9.4 Confidentiality of Manufacturers’ Information. Each member represents that, to its knowledge, it has no pre-existing relationship with any of the other member’s product manufacturers, suppliers or customers as of the date of this Agreement. Each member acknowledges that the other member’s relationships with such manufacturers, suppliers and clients constitutes a valuable form of intangible property that is not in the public domain. Each member further acknowledges that the other member’s source of manufacturers and suppliers is confidential information. Accordingly, each member will maintain confidential all information made known to it in connection with the other member’s manufacturers and suppliers. Each member covenants that during this Agreement and for a period of two (2) years following the termination of this Agreement or the dissolution of the Company or the sale of the other member’s Percentage Interest in the Company (whichever occurs last), it will not (i) directly or indirectly communicate with the other member’s product manufacturers, suppliers and clients and (ii) directly or indirectly purchase, accept or otherwise obtain any product from such manufacturers and suppliers, without obtaining the prior written consent of the member affiliated with the product manufacturers, suppliers and clients, or in any way attempt to circumvent the other member in any manner whatsoever.

ARTICLE 10

Prohibited Transactions

                Section 10.1 Non-Competition. During the term of this Agreement and for a period of one year thereafter, neither Member, or their Affiliates, shall, within the United States or the Territory defined in the License Agreement, directly or indirectly own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business in direct competition with the type of business conducted by the Company or its products, except as approved by the Management Committee, except that Explorer Gear shall not be prohibited from selling John Daly branded apparel in the United States or Top-Flite™ branded apparel in Canada.

                Section 10.2 Non-Solicitation of Member Employees. During the term of this Agreement and for a period of one year thereafter, neither Sport-Haley nor Explorer Gear, nor their Affiliates, shall solicit for employment or employ any employees, independent contractors, agents or Affiliates of the Company, or the employees, independent contractors or agents of the other Member. During the term of this Agreement and for a period of one year thereafter, Sport-Haley shall not solicit for employment or employ any employees or independent contractors of the manufacturers or suppliers of Explorer Gear or any employees or independent contractors of any customer introduced to the Company by Explorer Gear.

                Section 10.3 No Sales of Top-Flite™ Apparel or Other Branded Apparel Outside Company. During the term of this Agreement, neither Member may sell Top-Flite™ Apparel or Other Branded Apparel (after Explorer Gear has agreed to sell any such Other Branded Apparel through the Company) in the United States or the Territory defined in the License Agreement applicable to Top-Flite™ except through the Company. Further, Explorer Gear, and its Affiliates, acknowledges that it may not sell or attempt to sell Top-Flite™ Apparel in the Territory defined in the License Agreement at any time.

                Section 10.4 Remedies. The Members agree that a violation or threatened violation of the provisions of Article 9 and 10 could cause irreparable harm to the Company or, as the case may be, to one of its Members and there is no adequate remedy at law for such violation or threatened violation. Accordingly, in the event of an actual or threatened breach of the provisions of Article 9 and/or 10, the non-breaching Member shall be entitled to seek an injunction restraining the breaching Member without proof of actual damages and without the need to post any bond or other security. For purposes of this paragraph, the parties consent to the personal and subject matter jurisdiction of the state and federal courts located in Denver, Colorado. Nothing stated herein shall be construed to prohibit either Member from pursuing any other remedies available to such Member for such breach or threatened breach.

ARTICLE 11

Representations and Warranties

                As a material inducement to the execution of this Agreement, the parties represent and warrant to each other that, as of the date hereof and during the term of this Agreement, the following representations and warranties are true and correct, as follows:

                Section 11.1 Representations and Warranties of Explorer Gear.

a.     Explorer Gear is a corporation duly organized, validly existing, and in good standing under the laws of California. Explorer Gear has all requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. Without limiting the foregoing, Explorer Gear has obtained or will obtain within 20 days of the Effective Date, the approvals and consents of Wal-Mart necessary for the Company to receive and process orders from Wal-Mart for Wal-Mart Sales as contemplated by this Agreement. Further, Explorer Gear has the requisite power and authority to cause manufacturing entities located in China affiliated with it or with Explorer Headgear, Inc. to faithfully produce the Top-Flite™ Apparel in the quantities required and pursuant to the quality and design approved by Callaway, as contemplated by this Agreement.

b.     Explorer Gear has all requisite legal and corporate power to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

c.     All corporate action on the part of Explorer Gear, its directors and shareholders necessary for the performance of its obligations under this Agreement has been taken or will be taken prior to the Effective Date. This Agreement is a valid and binding obligation of Explorer Gear, enforceable in accordance with its terms, subject to laws of general application relating to Bankruptcy, insolvency and the Debtor Relief Laws.

d.     Neither execution or delivery of this Agreement or any other instrument to be executed in connection herewith, nor its performance by Explorer Gear will conflict with, violate or result in a breach of any term, condition or provision of, nor constitute a material default under, or result in the acceleration of any material obligation under, or permit the termination of, any indenture, material contract or other material agreement to which Explorer Gear is a party or by which Explorer Gear or its properties is subject or bound; nor will such execution, delivery or performance by Explorer Gear result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of its properties or conflict with or violate the provisions of any judgment, decree, order to which Explorer Gear is subject or its Articles of Incorporation or Bylaws or, to the best of its knowledge, any law or regulation.

e.     No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority on the part of Explorer Gear is required in connection with the valid execution and delivery of this Agreement or the consummation of any transaction contemplated by this Agreement.

f.      No representation or warranty of Explorer Gear nor any exhibit, document, statement, certificate or schedule furnished to Sport-Haley pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make statements or facts contained therein not misleading in light of the circumstances under which they were made.

                Section 11.2 Representations and Warranties of Sport-Haley.

a.     Sport-Haley is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado. Sport-Haley has all requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted.

b.     Sport-Haley has all requisite legal and corporate power to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

c.     All corporate action on the part of Sport-Haley, its directors and shareholders necessary for the performance of its obligations under this Agreement has been taken or will be taken prior to the Effective Date. This Agreement is a valid and binding obligation of Sport-Haley, enforceable in accordance with its terms, subject to laws of general application relating to Bankruptcy, insolvency and the Debtor Relief Laws.

d.     Neither execution or delivery of this Agreement or any other instrument to be executed in connection herewith, nor its performance by Sport-Haley will conflict with, violate or result in a breach of any term, condition or provision of, nor constitute a material default under, or result in the acceleration of any material obligation under, or permit the termination of, any indenture, material contract or other material agreement to which Sport-Haley is a party or by which

Sport-Haley or its properties is subject or bound; nor will such execution, delivery or performance by Sport-Haley result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of its properties or conflict with or violate the provisions of any judgment, decree, order to which Sport-Haley is subject or its Articles of Incorporation or Bylaws or, to the best of its knowledge, any law or regulation.

e.     No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority on the part of Sport-Haley is required in connection with the valid execution and delivery of this Agreement or the consummation of any transaction contemplated by this Agreement.

f.      No representation or warranty of Sport-Haley nor any exhibit, document, statement, certificate or schedule furnished to Sport-Haley pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make statements or facts contained therein not misleading in light of the circumstances under which they were made.

ARTICLE 12

Miscellaneous

                Section 12.1 Callaway Approvals. The manufacture, sales and marketing of Top-Flite™ Apparel contemplated by the Company are subject to Sport-Haley’s rights under the License Agreement and subject to obtaining Callaway’s express written approval of all matters required to be approved by Callaway pursuant to the License Agreement. A non-exhaustive list of those matters requiring Callaway approval pursuant to the License Agreement, as amended, is set forth in Exhibit B. The parties acknowledge and agree that this Agreement shall be subject to the terms set forth in the Indication of Consent given by Callaway, as amended, which is set forth in Exhibit C and is incorporated herein by this reference.

                Section 12.2 Wal-Mart Approvals. With respect to the Wal-Mart Sales contemplated under this Agreement, the Members shall use their best efforts to obtain the necessary approvals of Wal-Mart for Sport-Haley, if necessary, and of the Company, including submitting to Wal-Mart a vendor application.

                Section 12.3 Acknowledgment of Risk of Potential Sale or Assignment. Explorer Gear acknowledges that Sport-Haley has explored, and continues to explore, certain strategic alternatives, including the sale of a substantial portion or all of its stock or assets, which would likely entail a Change of Control of Sport-Haley and/or assignment of the License Agreement (subject to Callaway consent) to an Entity other than Explorer Gear or its Affiliates. Current management of Sport-Haley does not know, and can give no assurances to Explorer Gear, whether such a sale or Change of Control would have an adverse effect on the Company’s continued ability to operate, particularly as to sale of Top-Flite™ Apparel.

                Section 12.4 Percentage Interests Subject to Change. If, within 120 days from the Effective Date of this Agreement, Explorer Gear does not complete and close upon a Sport-Haley/Explorer Gear Acquisition, then the Percentage Interest of the parties, as reflected in Exhibit A, shall be changed as follows, notwithstanding the amount of cash initially contributed by each Member: Sport-Haley, 51% and Explorer Gear, 49%.

                Section 12.5 Sales Subject to Completion of Due Diligence. Explorer Gear acknowledges and agrees that because of Explorer Gear’s representations to Sport-Haley concerning the urgency and need to quickly consummate this Agreement in order for the Company to receive an order from Wal-Mart for certain

Wal-Mart Sales, Sport-Haley has been unable to complete its due diligence review of Explorer Gear and matters pertaining to the proposed business of the Company prior to the execution of this Agreement. Accordingly, Explorer Gear agrees and understands that while the Company may receive an order from Wal-Mart pertaining to certain Wal-Mart Sales prior to Sport-Haley’s completion of due diligence, no Top-Flite™ Apparel will be manufactured, delivered or sold to Wal-Mart until Sport-Haley’s completion of due diligence to its satisfaction. Sport-Haley agrees to conduct such due diligence in good faith and to conclude such investigation no later than fifteen business days after this Agreement is fully executed by both parties. If the due diligence review discloses matters that are material and unsatisfactory to Sport-Haley, if such matters cannot be reasonably rectified by Explorer Gear within 10 days, Sport-Haley shall be entitled, in addition to other remedies available under this Agreement and under applicable law, to terminate this Agreement and the Company shall terminate and cancel any orders from Wal-Mart.

                Section 12.6 Inventories. Unless approved by the Management Committee, no on-hand inventories of the Top-Flite™ Apparel and Other Branded Apparel subject to this Agreement shall be maintained at Sport-Haley’s warehouse. Rather, the Members intend that inventories will be purchased only after a sales contract for such apparel has been entered into by the Company and the customer. The inventory subject to such sales contracts shall be maintained at Sport-Haley’s warehouse for such time as necessary to repackage (if necessary) and ship the units to the customer.

                Section 12.7 Performance Security. The Members shall each furnish a performance bond or letter of credit, in such amounts to be determined by the Management Committee, to provide security to the Company for their respective faithful performance of their obligations under this Agreement.

                Section 12.8 Arbitration of Disputes. Except for breaches of the provisions of Article 10, the Members agree that any controversy, claim or dispute arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, or arising out of the Company’s business, including the determination of the scope or applicability of this agreement to arbitrate (a “Dispute”), shall be determined by binding arbitration in Denver, Colorado before a sole arbitrator, in accordance with the laws of the State of Colorado for agreements made in and to be performed in Colorado. The arbitration shall be conducted by the American Arbitration Association (“AAA”) or other arbitration tribunal to which the parties agree, or by the AAA if the parties cannot agree on another tribunal, and regardless of the forum, pursuant to the AAA Commercial Arbitration Rules and, if applicable, Supplementary Procedures for Large, Complex Disputes. The arbitrator shall, in the Award, allocate all costs of the arbitration, including the fees of the arbitrator and the reasonable costs and attorneys’ fees of the prevailing party, against the party who did not prevail. Judgment on the Award may be entered in any court having jurisdiction. The parties hereby irrevocably consent that the state and federal courts located in the City and County of Denver, Colorado shall have both subject matter and personal jurisdiction to enter such Award and to compel arbitration.

                Section 12.9 Complete Agreement. This Agreement (including Exhibit C attached and incorporated herein) and the Articles constitute the complete and exclusive statement of agreement among the Members with respect to the subject matter hereof. This Agreement and the Articles replace and supersede all prior agreements by and among the Members or any of them. This Agreement and the Articles supersede all prior written and oral statements and no representation, statement, or condition or warranty not contained in this Agreement or the Articles will be binding on the Members or have any force or effect whatsoever.

                Section 12.10 Governing Law. This Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the State of Colorado.

                Section 12.11 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members, and their respective distributees, successors and assigns.

                Section 12.12 Terms. Common nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or corporation may in the context require. Any reference to the Code, the Act or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

                Section 12.13 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

                Section 12.14 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be legal, valid, and enforceable.

                Section 12.15 Multiple Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

                Section 12.16 Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

                Section 12.17 No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

                Section 12.18 References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

                Section 12.19 Notices. Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to a Member at the address specified in Exhibit A hereto. Any Member or the Company may, at any time by giving notice to the other Members and the Company in the manner prescribed herein, designate any other address in substitution of the foregoing address to which such notice will be given.

                Section 12.20 Amendments. All amendments to this Agreement will be in writing and signed by all the Members.

                IN WITNESS WHEREOF, the undersigned Members of the Company have executed this Agreement on the date set forth below, to be effective as of the Effective Date above.

Reserve Apparel Group, LLC,
a Colorado limited liability company

By: Sport-Haley, Inc., Member

Date: Nov. 3, 2005	By:	/s/ Donald W. Jewell
Donald W. Jewell, Chief Executive Officer

By: Explorer Gear USA, Inc., Member

Date: October 19, 2005	By:	/s/ Gerard Lee
Gerard Lee
		Its:	CEO/President
Title

EXHIBIT A

		Percentage
Member	Capital Contribution	Interest

Sport-Haley, Inc.	$25,000 cash	50%
4600 E. 48th Avenue
Denver, CO 80216

Explorer Gear USA, Inc.	$25,00 cash	50%
19418 Donora Avenue
Torrance, CA 90503

EXHIBIT B

Matters Requiring Approval of Callaway Pursuant to License Agreement

Exhibit C

Callaway Golf Company Indication of Consent